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                                                                    EXHIBIT 10.1


                           CLOSING AGREEMENT ON FINAL
                    DETERMINATION COVERING SPECIFIC MATTERS

         Under section 7121 of the Internal Revenue Code (the "Code"), the J.
C. Nichols Company (the "Employer"), 310 Ward Parkway, Kansas City, MO 64112, EIN 44-0371610, acting in its own capacity, in its capacity as settlor of the trust (the "Trust") established pursuant to the J. C. Nichols Company Employee Stock Ownership Plan (the "Plan"), and in its capacity as sponsor of the Plan; and the Commissioner of Internal Revenue (the "Service") make the following closing agreement:

         WHEREAS, the Plan and related Trust were adopted on or about November 12, 1987 effective as of January 1, 1987; and

         WHEREAS, the Service has issued a favorable determination letter with respect to the Plan and Trust dated September 26, 1995, and the Employer represents that the Plan and Trust have been drafted and operated with the intent to comply with the requirements of section 401(a) of the Code; and

         WHEREAS, a lawsuit was filed in early 1995 (the "Lawsuit") on behalf of a class of plaintiffs consisting of participants in the Plan (the "Class Members") alleging that the chief executive officer of the Employer, the Employer and its board of directors, and the trustees of the Plan violated certain fiduciary duties and responsibilities under Part 4, Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") and caused the Plan to enter into a number of prohibited transactions with disqualified persons in violation of section 4975 of the Code; and

         WHEREAS, the Employer and the class of plaintiffs entered into a Settlement Agreement and Mutual Releases dated as of June 30, 1995 (the "Settlement Agreement"), which Settlement Agreement was approved by an Order dated October 4, 1995 issued by United States District Judge Dean Whipple, as modified by an Order Nunc Pro Tunc dated October 12,1995; and

         WHEREAS, pursuant to the terms of the Settlement Agreement, the Employer will, following the execution of this agreement, transfer a specified number of shares of the Employer's common stock and cash as set forth herein; and

         WHEREAS, the Employer requested a private letter ruling from the National Office of the Service on October 31, 1995 with respect to the specific matters outlined therein ("PLR Request"); and

         WHEREAS, the Service has declined to issue a private letter ruling, but is willing to resolve the matters by entering into this Agreement; and

         WHEREAS, the Employer has determined that this Agreement is in the best interests of the Employer, the Trust and the Plan; and

         WHEREAS, the Service, through its authorized representative, has determined that said Agreement is also in its best interests; and

         WHEREAS, this Agreement shall become effective on the date executed by the Internal Revenue Service (the "Effective Date").

         NOW IT IS HEREBY DETERMINED AND AGREED for federal income and excise tax purposes that the above representations are material to this Agreement and that:





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         1.      The Employer shall pay a settlement of $585,042.50 to the
Service in consideration of the Service's agreement to be bound by the terms of this agreement. Such settlement amount shall be paid concurrently with the execution of this Agreement and is a condition to this Agreement becoming effective. Payment shall be by certified check payable to the "Internal Revenue Service". Such settlement amount shall not be deductible for federal tax purposes.

         2. With respect to any "Transaction" described in paragraph 4 below, the Service shall not assert that the qualified status of the Plan under Sections 401(a) and 4975(e)(7) of the Code, and of the Trust under Section 501(a) of the Code is, or has been adversely affected.

         3. The Service shall not assert that any excise taxes or additions to tax which may be imposed on any party under Section 4975 of the Code are owed as a result of any "Transaction" described in paragraph 4 below.

         4. For purposes of this Agreement, "Transaction" shall mean the transactions relating to the following:

                 (a) The 1988 borrowing by the Plan and Trust of about $50 million and the related purchase by the Plan and Trust of shares of common stock of the Employer. The refinancing of such loan to convert such loan into a loan from the Employer. The 1988 borrowings by the Plan and Trust of about $48 million from the Employer and the related purchases by the Plan and Trust of additional shares of common stock of the Employer. The 1989 borrowing by the Plan and Trust from the Employer and the related purchase by the Plan and Trust of additional shares of common stock of the Employer. Any guarantee of the foregoing loans by the Employer.

                 (b) The failure by the Employer to contribute to the Plan and Trust more than about $4 million for repayment of the Plan's and Trust's indebtedness. The receipt and use of dividends by the Plan and Trust to repay its debt.

                 (c) The Plan and Trust defaulting on its debt. The Employer's repayment of the Employer's debt to third party lenders. The accrual of interest on the Plan's and Trust's debt, including any accrual of interest on unpaid interest.

                 (d) Transactions and agreements between or among the Plan, the Trust, fiduciaries of the Plan and/or Trust, the Employer and the Bowser Limited Partnership ("Bowser"), a limited partnership controlled by Lynn McCarthy, the Employer's former President, Chairman of the Board, and Chief Executive Officer, and the events related thereto, which transactions, agreements and events occurred on or before October 12, 1995.

                 (e) Any actions or failures to act relating to the allegations in the Lawsuit that there was a failure to, or a failure to attempt to: (i) refinance or





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                          reschedule the Plan's and Trust's loan repayments;
                          (ii) write down the Plan's and Trust's indebtedness;
                          (iii) obtain purchasers for the Plan's and Trust's shares of Employer stock, other than Bowser; (iv) transfer the Plan's and Trust's unallocated shares to the Employer in whole, in part or incrementally in repayment of the Plan's and Trust's debt; (v) release from encumbrance the Plan's and Trust's unallocated stock due to the Employer's payment of the Employer's debt to third party lender(s) and/or (vi) require the Employer to make additional contributions to the Plan and Trust.

                 (f) Execution of the Settlement Agreement and the occurrence of the transactions and activities provided for therein.

         5. None of the Settlement Proceeds transferred to the Trust pursuant to the Settlement Agreement will be allocated to the Participation Accounts of any 1042 Participants because all of the Settlement Proceeds shall be subject to the nonallocation restrictions under section 409(n) of the Code ("the 1042 Restrictions"). For purposes of applying section 409(n) of the Code and this paragraph, the Settlement Proceeds shall be treated as accruing on the date of this Agreement, so that this nonallocation restriction shall apply with respect to the Participation Accounts of individuals who are 1042 Participants as of the date of this Agreement, event if the following dates occur after the "nonallocation period": (I) the date on which the judicial proceeding referenced in clause (a)(ii) below is resolved; or (II) the date, if ever, that the 1042 Settlement Proceeds are actually transferred to the Trust or allocated pursuant to the Plan.

                 For purposes of this Agreement, "Settlement Proceeds" shall mean the cash and Employer Stock (as defined in the Plan) to be transferred by the Employer to the Trust pursuant to the Settlement Agreement.

         (a) The Settlement Proceeds shall be divided between the "1042 Settlement Proceeds" and the "Non-1042 Settlement Proceeds". The "1042 Settlement Proceeds" shall be the portion of the Settlement Proceeds that would be allocated to the 1042 Participants pursuant to sub-paragraphs (b), (c) and
(d) of this paragraph 5, if all Settlement Proceeds were paid and transferred to the Trust, if the 1042 Restrictions were not applicable to the allocation of the Settlement Proceeds, and if the 1042 Participants were not excluded from being Eligible Members (as defined in sub-paragraph (f) of this paragraph 5). The "Non-1042 Settlement Proceeds" shall be the portion of the Settlement Proceeds that would be allocated pursuant to sub-paragraphs (b), (c) and (d) of this paragraph 5 to persons who are not 1042 Participants, if all Settlement Proceeds were paid and transferred to the Trust, if the 1042 Restrictions were not applicable to the allocation of the Settlement Proceeds, and if the 1042 Participants were not excluded from being Eligible Members.

                 (i) The Non-1042 Settlement Proceeds shall be paid and transferred to the Trust by the Employer within 91 days following the Effective Date of this Agreement and shall be allocated and credited to the Participation Accounts of Eligible Members in the manner set forth in this paragraph 5. For purposes of this Agreement, "Participation Account" shall mean the separate account maintained for each Participant pursuant to Plan Section 6.1 for the purpose of recording the Participant's proportionate interest in the Trust Fund.

                 (ii) The 1042 Settlement Proceeds shall, within 91 days following the Effective Date of this Agreement, be tendered to the





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         United States District Court in connection with an
         interpleader/declaratory judgment action to determine whether such amount shall be paid and transferred to the Trust or be paid directly to the 1042 Participants without being paid to the Trust. In the event that the 1042 Settlement Proceeds are paid to the Trust: (I) the cash shall be allocated and credited to the Other Investments Accounts of Eligible Members in the manner set forth in sub-paragraphs
         (b) and (d) of this paragraph 5; and (II) the stock shall be allocated and credited to the Company Stock Accounts of Eligible Members pursuant to sub-paragraph (c) of this paragraph 5 in an amount that is the difference between -- (A) the number of shares that would have been allocated pursuant to sub-paragraph (a)(i) above, if all Settlement Proceeds had been allocated, and (B) the number of shares from the Non-1042 Settlement Proceeds that were allocated pursuant to sub-paragraph (a)(i) above. For purposes of this Agreement, "Company Stock Account" shall mean the account established pursuant to the terms of the Plan which reflects an individual's interest in Employer stock held under the Trust; and "Other Investments Account" shall mean the account established pursuant to the terms of the Plan which reflects an individual's interest in certain assets other than Employer stock held under the Trust.

                 (iii) Any Settlement Proceeds allocated to any Participant's Participation Account shall not be considered an Employer contribution for purposes of the Plan (including, but not limited to Article IV of the Plan).

         (b) The cash portion of the Settlement Proceeds paid to the Trust pursuant to sub-paragraph (a) above and Paragraph 81(b) of the Settlement Agreement and pursuant to the portion of Paragraph 82(b) of the Settlement Agreement that relates to Paragraph 81(b), shall be allocated to the Other Investments Account of each Eligible Member as of the Plan's Valuation Date next following the date each payment is received by the Trust in the same proportion that the sum of such Eligible Member's balance in his Participation Account as of December 31, 1992, and the portion of his Special Allocation that is made pursuant to sub-paragraph (e) below, bears to the sum of the total balance of all Eligible Members' Participation Accounts as of December 31, 1992, and the portion of all Special Allocations that is made pursuant to sub-paragraph (e). For purposes of this Agreement, "Special Allocation" means any allocation of 1042 Settlement Proceeds or Non-1042 Settlement Proceeds pursuant to this Agreement; and "Valuation Date" means December 31st of each Plan Year as specified in the Plan, or such other date set by an amendment to the Plan that complies with Code Section 401(a).

         (c) With respect to the Employer Stock portion of the Settlement Proceeds transferred to the Trust pursuant to sub-paragraph (a) and Paragraphs 81(a) and 81(g) of the Settlement Agreement, as adjusted pursuant to Paragraph 82(b)(ii)(C) of the Settlement Agreement, the amount allocated to the Company Stock Account of each Eligible Member as of the Plan's Valuation Date next following the date each transfer is received by the Trust shall be determined as follows:





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              The Employer Stock portion of the Settlement Proceeds shall be added to the amount of Employer Stock previously allocated under the Plan for Plan Years 1988 through 1995 attributable to Employer contributions made under Plan Section 4.1. The portion of this amount allocable to each of the Plan Years 1988 through 1995 based upon the total Allocation Compensation (as defined in sub-paragraph (f) of this paragraph 5) of all Eligible Members for each such year as a percentage of such compensation for all such years shall be reduced by the amount of Employer Stock previously allocated for each such year that was attributable to Employer contributions under Plan Section 4.1; provided that if the net amount for any year would be less than zero, such net amount for such year shall be zero and the negative amount shall reduce the net amounts for the other years in proportion to the net amounts for such other years prior to such reduction. The results shall then be divided based upon the pro rata Allocation Compensation of each Eligible Member for each of the Plan Years 1988 through 1995, and the total of such amounts for each Eligible Member shall be allocated to his Company Stock Account. For purposes of this Agreement, "Plan Year" refers to the twelve consecutive month fiscal period beginning January 1st and ending the following December 31st.

              (d) The cash to be paid pursuant to the portion of Paragraph 82(b) of the Settlement Agreement that relates to Paragraph 81(a) and 81(g) shall be allocated to the Other Investments Account of each Eligible Member as of the Plan's Valuation Date next following the date such payment is received by the Trust in the same proportion that Employer Stock was allocated to such Eligible Member's Company Stock Account pursuant to sub-paragraph (c) above.

              (e) The Employer shall pay cash to the Trust in an amount necessary to provide the credit to Participants' accounts referenced in the second sentence of Paragraph 81(f) of the Settlement Agreement, and such amount shall be allocated to the Other Investments Account of each Eligible Member as of the Plan's Valuation Date next following the date such payment is received by the Trust in an amount equal to:

                     (i) The portion of the dividend on Employer Stock paid to shareholders of record as of January 6, 1992 (the "1992 dividend") and received by the Plan, which would have been allocable to such Eligible Member's Participation Account based on the proportion that such Eligible Member's balance in his Participation Account as of January 2, 1992, bears to the total balance of all Eligible Members' Participation Accounts as of January 2, 1992, reduced by.

                     (ii) The portion of the 1992 dividend allocated to such Eligible Member pursuant to Plan Section 6.5(c), if any.

         In no event shall the amount allocated to an Eligible Member pursuant to this sub-paragraph (e) be less than zero.

              (f)     Definitions.

              "1042 Participant" refers to: (w) during the "nonallocation period": (w1) any taxpayer who makes an election under Code
         Section 1042(a) with respect to Company Stock (the "Section 1042 Seller"); and (w2) any individual who is related to the Section 1042 Seller (within





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         the meaning of Code Section 267(b)); and (x) any other person who owns
         (after application of Code Section 318(a)) more than twenty-five percent (25%) of: (x1) any class of outstanding stock of the Employer which issued such Company Stock; or (x2) the total value of any class of outstanding stock of the Employer. Clause (w2) above shall not apply to lineal descendants of the Section 1042 Seller if the aggregate amount allocated to such descendants during the nonallocation period does not exceed more than five percent (5%) of the Company Stock (or amounts allocated in lieu thereof) held by the Trust which is attributable to a sale to the Trust by any person related to such descendants (within the meaning of Code
         Section 267(c)(4)) in a transaction to which Code Section 1042 applied. A person shall be treated as failing to meet the stock ownership limitation under clause (x) above if such person fails such limitation: (y1) at any time during the one (1) year period ending on the date of sale of Company Stock to the Trust; or (y2) on the date as of which Company Stock is allocated to Participants in the Plan.

                 "Allocation Compensation" refers to the Compensation (as such term is defined in the Plan) of each Eligible Member used for Plan purposes for each of the Plan Years 1988 through 1995 during which such Eligible Member was an Active Participant
         (as such term is defined in the Plan).

                 "Eligible Member" refers to each member of the plaintiff class as defined in the Settlement Agreement, to wit: (i) any person who participates in or has participated in the Plan between the Effective Date and July 31, 1995; (ii) any person who has been determined by the plan administrator of the Plan to be an "alternate payee" under a qualified domestic relations order within the meaning of Code Section 414(p) prior to July 31, 1995; and (iii) any person who is or has been a beneficiary of a deceased Participant under the Plan prior to July 31, 1995. Notwithstanding the foregoing, an "Eligible Member" shall not include any non-Vested Former Participant (as such term is defined in the Plan) who terminated employment with the Employer prior to January 1, 1990, and who has incurred at least five consecutive One Year Breaks-in-Service (as such term is defined in the Plan), and shall not include 1042 Participants. For purposes of this Agreement, "Vested" shall mean that portion of a Participant's Participation Account that is nonforfeitable.

                 "Nonallocation period" means the ten (10) year period beginning on the date of sale of the Company Stock and ending on the later of: (i) the date which is ten (10) years after the date of sale; or (ii) the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with such sale.

         6. The cash and the value of the stock transferred by the Employer to the Trust pursuant to the Settlement Agreement (all of which amounts of cash and stock shall be the "Settlement Amount") will be deductible by the Employer in full under section 404(a) of the Code for the Employer's taxable year during which the Settlement Amount is paid to the Trust, without regard to whether any limitations of section 404(a) of the Code would otherwise limit the amount of such deduction.

         7. The transfer of the Settlement Amount to the Trust pursuant to the Settlement Agreement and this Agreement will not constitute an annual addition for purposes of section 415 of the Code.

         8. The transfer of the Settlement Proceeds to the Trust pursuant to the Settlement Agreement and this Agreement will not result in taxable income to any Plan participants or their





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beneficiaries until such amounts are received by participants and beneficiaries from the Trust.

         9. The transfer of the Settlement Amount to the Trust pursuant to the Settlement Agreement and this Agreement will not result in the imposition of any excise taxes under Section 4972(a) of the Code.

         10. Each Special Allocation pursuant to the Settlement Agreement shall be allocated among participants as of the Valuation Date next following the receipt by the Trust of such Special Allocation, and the Employer may amend the Plan to declare a special Valuation Date, but shall not be required to do so by the Service. The transfer of the Settlement Proceeds to the Trust pursuant to the Settlement Agreement and this Agreement, the method of allocating the Settlement Proceeds among the accounts of the Plan participants pursuant to the terms of the Settlement Agreement and this Agreement, and distributions and diversifications made in accordance with the Plan following allocation of each Special Allocation as of the Valuation Date next following the receipt by the Trust of each Special Allocation will not adversely affect the qualification of the Plan under sections 401(a) and 4975(e)(7) of the Code or the tax-exempt status of its related Trust under section 501(a) of the Code.





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         11.     This Agreement constitutes a resolution under the Code solely of the specific matters discussed herein. No inference shall be made as to the application of the Code under any facts and circumstances outside this Agreement. No inference shall be made with respect to whether this resolution satisfies other Federal law, including Title I of ERISA.

         12.     This Agreement is final and conclusive except:

                 (a) the matters it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact;

                 (b) it is subject to the sections of the Code that expressly provide that effect be given to their provisions (including any stated exception for section 7122 of the Code) notwithstanding any other law or rule of law; and

                 (c) if it relates to a tax period ending after the date of this Agreement, it is subject to any law, enacted after the Agreement date, that applies to that tax period. By signing, the above parties certify that they have read and agreed to the terms of this document.

                                     J. C. NICHOLS COMPANY

                                     By:      /s/ Barrett Brady
                                              ----------------------------------
                                     Title:   President
                                              ----------------------------------
Date Signed:   7-21-97
               -------

                                     COMMISSIONER OF INTERNAL REVENUE

                                     By:      /s/ Carol P. Gold
                                              ----------------------------------
                                     Title:   Acting Assistant Commissioner EPEO
                                              ----------------------------------
Date Signed:   8-1-97
               ------




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